                           SCHEDULE 14A INFORMATION


               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

Filed by Registrant: [X]

Filed by a Party other than the Registrant: [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            NETSOLVE, INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                            NETSOLVE, INCORPORATED
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1)  Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     2)  Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     -------------------------------------------------------------------------


     4)  Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     5)  Total fee paid:

     -------------------------------------------------------------------------

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     -------------------------------------------------------------------------


     2)  Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     3)  Filing Party:

     -------------------------------------------------------------------------


     4)  Date Filed:

     -------------------------------------------------------------------------

                        [NETSOLVE, INCORPORATED LOGO]

                            NETSOLVE, INCORPORATED
                           12331 Riata Trace Parkway
                              Austin, Texas 78727
                                (512) 340-3000


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



To our Stockholders:

     On behalf of your board of directors and management, you are invited to attend the 2000 annual meeting of stockholders of NetSolve, Incorporated. Our meeting will be held at the Austin Marriott at the Capitol, 701 East 11/th/ Street, Austin, Texas on Tuesday, July 11, 2000, beginning at 10:30 a.m., local time. At the meeting, stockholders will be asked to consider the following matters, both of which are described in the accompanying proxy statement:

     . To elect seven directors to serve until the next annual meeting of stockholders

     .    To amend and reapprove our Long-Term Incentive Compensation Plan

     You are entitled to vote at this meeting if you were a stockholder of record at the close of business on May 15, 2000. The list of stockholders entitled to vote will be available for inspection by any stockholder during the ten days prior to July 11, 2000 at our offices located at 12331 Riata Trace Parkway, Austin, Texas 78727.

     Your vote is important to us. Whether or not you plan to attend the meeting, please complete, date, sign and mail the enclosed proxy card promptly in the return envelope provided.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              Kenneth C. Kieley,
                                              Vice President-Finance, Chief
                                              Financial Officer and Secretary

Austin, Texas
May 30, 2000

PROXY STATEMENT
--------------------------------------------------------------------------------

     This proxy statement is being provided to you by the board of directors, or Board, of NetSolve, Incorporated in connection with the solicitation of proxies for use at our 2000 annual meeting of stockholders to be held on Tuesday, July 11, 2000, and any adjournment thereof. We are mailing this proxy statement and the accompanying proxy card to stockholders beginning May 30, 2000.

     Proposals to be Voted on and Voting Recommendation.  There are two
     --------------------------------------------------
proposals scheduled to be voted on at the meeting: (1) the election of directors; and (2) amendment and reapproval of the Long-Term Incentive Compensation Plan. Our Board recommends that you vote your shares "FOR" each of the nominees to the Board and "FOR" Proposal No. 2.

     Stockholders Entitled to Vote.  Stockholders of record at the close of
     -----------------------------
business on May 15, 2000, or record date, for the meeting, are entitled to notice of and to vote at the meeting or any adjournment thereof. As of that date, we had 14,465,076 shares of common stock, outstanding. You are entitled to one vote for each share owned on the record date upon all matters to be considered at the meeting.

     Voting Your Shares.  If the accompanying proxy card is properly signed and
     ------------------
returned to us, it will be voted as you direct. Unless you provide specific voting instructions to the contrary, the persons designated as proxy holders in the proxy card will vote your shares in accordance with the recommendations of the Board. You may revoke your proxy at any time before it is voted at the meeting by filing a written revocation or a duly executed proxy bearing a later date with the Secretary of NetSolve at our principal executive office, 12331 Riata Trace Parkway, Austin, Texas 78727, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

     Solicitation of Proxies.  The enclosed proxy is solicited by and on behalf
     -----------------------
of the Board. NetSolve will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their name shares of common stock beneficially owned by others to forward to such beneficial owners.

     Quorum and Votes Required for Approval.  The presence at the meeting, in
     --------------------------------------
person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum entitled to conduct business at the meeting. Abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Broker non-votes refer to shares held by brokers and other nominees or fiduciaries that are present at the meeting but not voted on a matter. Directors are elected by plurality vote of the votes cast at the meeting and the seven nominees who receive the highest number of votes will be elected. The other proposal will require the affirmative vote of a majority of the shares present, in person or represented by proxy, and entitled to vote. With respect to the election of directors, abstentions and non-votes will have no effect. In tabulating the votes for the amendment and reapproval of our Long-Term Incentive Compensation Plan, abstentions will be treated as negative votes and broker non-votes will have no effect on the outcome.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
--------------------------------------------------------------------------------

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of April 30, 2000 by our directors and officers and the one stockholder we know to own beneficially more than five percent of the outstanding shares of the common stock.

  Directors, Named Executive Officers              Amount of Shares       Options Included     Percent
and all directors and executive officers          Beneficially Owned    within Shares Owned     Owned
-------------------------------------------------------------------------------------------------------------
C. Richard Kramlich                                    2,560,781                15,000          17.7%
Joel P. Adams                                          1,026,797                15,000           7.1%
Craig S. Tysdal                                          778,000               550,000           5.2%
John S. McCarthy                                         418,760                15,000           2.9%
J. Michael Gullard                                       363,564               215,000           1.9%
Kenneth C. Kieley                                        274,000               259,500           2.0%
Robert J. Pojman                                         185,600               180,000           1.3%
Christopher D. Buffum                                    141,300               140,000             *
Harry S. Budow                                           100,000               100,000             *
Howard D. Wolfe, Jr.                                      83,769                15,000             *
H. Leland Murphy                                          65,000                65,000             *
Suzanne C. Narducci                                       17,000                15,000             *
Directors and executive officers as a                  6,105,571             1,669,000          37.9%
 group (12 persons)


Other 5% Stockholders
-------------------------------------------------------------------------------------------------------------
New Enterprise Associates IV                           2,523,109                 -----          17.5%
Limited Partnership
1119 St. Paul Street
Baltimore, MD 21202

* Less than 1%

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except pursuant to applicable community property laws or as indicated in the following paragraphs, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.

     Several members of our board of directors are affiliated with some of our stockholders and therefore are considered to have beneficial ownership of the shares held by those particular stockholders. Each of the directors identified below disclaims beneficial ownership of the shares held by the respective affiliated stockholders, except with respect to any proportional pecuniary interest therein.

     C. Richard Kramlich. Of the 2,560,781 shares beneficially owned by Mr. Kramlich, 2,523,109 are held by New Enterprise Associates IV, Limited Partnership ("NEA IV"). Mr. Kramlich is the general partner of NEA Partners IV, Limited Partnership ("NEA Partners"), and the general partner of NEA IV. He shares voting and investment power with respect to shares held by NEA IV with the other general partners of NEA.

     Joel P. Adams. Of the 1,024,768 shares beneficially owned by Mr. Adams, 672,820 shares are held by APA/Fostin Pennsylvania Venture Capital Fund and 333,835 shares are held by Fostin Capital Associates II. As to the shares held by APA/Fostin Pennsylvania Venture Capital Fund, Mr. Adams shares voting and investment power with Patvicof & Co. Ventures Inc. Mr. Adams serves as a general partner to each of these entities.

     John S. McCarthy. Of the 418,760 shares beneficially owned by Mr. McCarthy, 374,995 are held by Gateway Venture Partners III, L.P., of which Mr. McCarthy is a general partner.

     J. Michael Gullard. Of the 363,564 shares beneficially owned by Mr. Gullard, 27,030 represents shares held by Cornerstone Ventures and Cornerstone Ventures International CV., and 200,000 represents shares which may be acquired within 60 days of June 30, 1999, upon the exercise of options held by these entities. Mr. Gullard owns a majority interest of Cornerstone Management, a general partner of both Cornerstone Ventures and Cornerstone Ventures International C.V. Another 113,889 represent shares held by Cornerstone Management and 3,645 shares are held by Cornerstone Management Profit Sharing Plan, of which Mr. Gullard is a trustee and participant. In addition, these shares include 3,000 shares held by the Gullard Family Trust, and 500 shares held by each of Mr. Gullard's two children who reside with him. Mr. Gullard expressly disclaims beneficial ownership with respect to the shares held by his children.

     Christopher D. Buffum. Of the 141,300 shares beneficially owned by Mr. Buffum, 650 shares are held by a trust of which Mr. Buffum's spouse is a trustee and beneficiary.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of their ownership and changes in their ownership of our common stock with the Securities and Exchange Commission. Our executive officers, directors and ten percent stockholders became subject to these requirements in September 1999.

     Based solely on our review of the copies of these reports we received and written representations from certain reporting persons, we believe that during the 2000 fiscal year all of our executive officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements on a timely basis, except that:

     . Mr. Cheng filed a Form 4 in May 2000 relating to the exercise of an option on September 28, 1999 to purchase 5,500 shares of our common stock;

     . Mr. Tysdal filed a Form 4 two days late relating to the exercise of options in March 2000 to purchase 140,000 shares of our common stock;

     . Messrs. Kieley and Tysdal each filed a Form 4 fourteen days late relating to the exercise of options in January 2000 to purchase 1,000 and 100,000 shares, respectively;

     . Messrs. Cheng, McCarthy and Pojman each filed a Form 4 in March 2000 relating to the September 29, 1999, purchase of 1,000, 5,000, and 650 shares of common stock, respectively;

     . Mr. Buffum filed a Form 4 in March 2000, relating to his September 29, 1999, purchase of 650 shares of our common stock and the purchase of 650 shares of our common stock by a trust of which his spouse is the trustee and beneficiary;

     . Mr. Gullard filed a Form 4 in March 2000 relating to his September 29, 1999, purchase of 3,000 shares of our common stock by a trust of which he serves as trustee, and 500 shares of our common stock by each of his two children; and

     . Ms. Narducci filed a Form 4 in April 2000 relating to her purchase of 1,000 shares of our common stock in October 1999 and the purchase of 1,000 shares of common stock by her spouse on September 29, 1999.


THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

     Board Meetings and Attendance. During the 2000 fiscal year, the board of directors held four regular meetings and took action by unanimous written consent in lieu of meetings on five occasions. Ms. Narducci attended 50% of the total number of meetings of the Board during the 2000 fiscal year. All other directors attended 100% of the total number of meetings of the Board and Committees on which they served.

     Committees. The Board has two standing committees, an audit committee and a compensation committee. The following independent directors were members of the respective committees during the past fiscal year:

          Audit Committee                      Compensation Committee
          ---------------                      ----------------------

    C. Richard Kramlich (Chairman)         J. Michael Gullard (Chairman)

          John S. McCarthy                           Joel P. Adams

        Howard D. Wolfe, Jr.                       H. Leland Murphy


     The Audit Committee. The audit committee reviews the annual audit prepared by our independent auditors. Its duties also include recommending to the Board the appointment of the Company's principal independent auditors, reviewing the organization and scope of the Company's internal system of audit and financial controls, meeting with independent auditors to review the internal accounting procedures and financial management practices, and performing any other duties or functions deemed appropriate by the Board. The audit committee met one time during the 2000 fiscal year.

     The Compensation Committee. The compensation committee recommends to the Board all aspects of compensation and benefits for executive officers, reviews our general policies relating to the compensation and benefits of all employees and administers our incentive compensation and stock option plans. The compensation committee met four times during the 2000 fiscal year.

     No compensation committee member is currently or has been an officer or employee. No executive officer of the Company serves as a member of the board of directors or compensation committee (or any entity serving an equivalent function) of any other entity that has one or more executive officers serving on our Board or compensation committee.

     Director Compensation. Directors are entitled to receive cash compensation in an amount equal to $2,000 for each Board meeting attended in person and $500 for each Board meeting attended by teleconference. Additionally, directors are reimbursed for their reasonable expenses incurred in attending meetings of the Board. Directors are eligible to participate in our 1988 Stock Option Plan and Long-Term Incentive Compensation Plan.

PROPOSALS BEFORE THE MEETING
--------------------------------------------------------------------------------

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS
                             ---------------------

     All of the following nominees, with the exception of G. Joseph Lueckenhoff, have served as directors since the last annual meeting of stockholders and have agreed to serve again, if elected. Management has no reason to believe that any of the persons nominated will be unable or unwilling to serve; however, in the event that one or more nominees are unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for the remaining nominees, if any, and for such other persons as may be designated by the Board.

     The names and ages of the nominees and information regarding their business experience for at least the past five years is provided below.

     J. Michael Gullard, age 55, is our chairman of the Board and has been one of our directors since October 1992. He is a general partner of Cornerstone Management, a venture capital firm that provides strategic focus and direction for technology companies. Mr. Gullard is also the chairman of the board of MERANT PLC, a developer of enterprise application system software, and a director of JDA Software Group, Inc., a developer of software for the retail industry.

     Craig S. Tysdal, age 53, became our president and chief executive officer and a member of our board of directors in September 1993. From May 1990 to March 1993, Mr. Tysdal was employed as senior vice president - worldwide sales at Network Equipment Technologies, Inc., a worldwide supplier of WAN equipment. He was also employed at Network Equipment Technologies, Inc. as its vice president-product marketing from July 1989 to April 1990 and as its vice president --sales from October 1986 to June 1989.

     Joel P. Adams, age 42, has been a member of our board of directors since December 1989. Mr. Adams has served as president of Adams Capital Management, Inc. since 1994 (a national venture capital firm), and as general partner of Fostin Capital Associates II since its inception in 1989 and the APA/Fostin Fund since its inception in 1993. Each of these entities is a venture capital fund.

     John S. McCarthy, age 51, has been a member of our board of directors since August 1991. He has been the Managing General Partner of Gateway Associates, L.P., a venture capital firm, since its inception in 1984. He is also a director of several private companies including Digital Archaeology Corporation, Intertech Management and Paylinx Corporation.

     Suzanne C. Narducci, age 58, has been a member of our board of directors since April 1999. She has been vice president for Service Provider Solutions Integration and Alliances at Cisco Systems since February 1999. From July 1995 to February 1999, she held various positions at Cisco Systems, in which she was responsible for sales and support to service providers within the continental United States. Before joining Cisco, Ms. Narducci served as vice president of sales and marketing at Eastern Telelogic, an access provider serving New Jersey, Pennsylvania and Delaware from January 1993 to July 1995.

     Howard D. Wolfe, Jr., age 59, has been a member of our board of directors since October 1988. He has been the managing general partner of New Venture Partners, L.P., New Venture Partners II, L.P., New Venture Partners III., L.P. and New Venture Partners IV, L.P. all of which are venture capital firms, since the inception of each firm. The initial firm, New Venture Partners, L.P. was established in 1981.

     G. Joseph Lueckenhoff, age 43, has been the vice president at Dell Computer Corporation responsible for customer service and support since September 1999. Before joining Dell, Mr. Lueckenhoff was the product management vice president for AT&T in the Data Networking Division of Business Services.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR"
                      EACH DIRECTOR NOMINEE NAMED ABOVE.

                                PROPOSAL NO. 2

       AMENDMENT AND REAPPROVAL OF LONG-TERM INCENTIVE COMPENSATION PLAN
       -----------------------------------------------------------------

     The board of directors has unanimously approved, and recommends that you consider and approve, an amendment to the Company's Long-Term Incentive Compensation Plan. This amendment would increase the total number of shares of common stock authorized for issuance under the Long-Term Incentive Compensation Plan from 1,350,000 to 4,350,000 (an increase of 3,000,000 shares). The Board adopted this amendment, and recommends its approval to the stockholders, to ensure that we can continue to grant stock options to employees at levels determined appropriate by the Board and compensation committee.

     Regulations promulgated under Section 162(m) of the Internal Revenue Code provide that, in order for the Company to continue to fully deduct for federal income tax purposes compensation paid under the Long-Term Incentive Plan to its most highly compensated officers, we must seek stockholder reapproval of the Long-Term Incentive Plan following the initial public offering of our stock and, thereafter, every five years.

     Reapproval of the material terms of the Long-Term Incentive Plan, as amended and summarized below, is being sought in order to comply with this regulatory requirement. The Board and compensation committee believe the Long-Term Incentive Plan is an effective tool in maintaining appropriate and competitive compensation programs for our employees and the stockholders are asked to reapprove the Long-Term Incentive Plan in order to permit the continued federal income tax deduction of compensation provided under it to the full extent permitted under the Internal Revenue Code.

     Long-Term Incentive Compensation Plan, as Amended. Our Long-Term Incentive Compensation Plan, or Long-Term Incentive Plan, was adopted by the Board and approved by the stockholders in July 1997. It is administered by the compensation committee. The purpose of the Long-Term Incentive Plan is to assist us in attracting, retaining and motivating executive officers, key employees and directors and consultants who are essential to our success, through performance-related incentives linked to long-range performance goals. Performance goals under the Long-Term Incentive Plan may be based on individual performance of the particular employee and/or include criteria such as absolute or relative levels of total stockholder return, revenues, sales, net income or net worth of our Company or any of our subsidiaries, divisions, business units or other areas, all as the compensation committee may determine.

     The Long-Term Incentive Plan is a comprehensive, stock-based incentive compensation plan, providing for discretionary awards of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, bonus stock and other stock-based awards. All awards under the Long-Term Incentive Plan are made in, or based on the value of, our common stock.

     Our full-time employees, directors, and consultants are eligible to participate in, and receive awards under, the Long-Term Incentive Plan. The selection of participants under the Long-Term Incentive Plan, as well as all terms, conditions, performance criteria and restrictions applicable to each award, are determined by the compensation committee in its sole discretion.

     The maximum number of shares of common stock for which awards may be granted under the Long-Term Incentive Plan is 4,350,000, as amended, subject to adjustment in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other similar event. Shares subject to previously canceled, lapsed, forfeited or repurchased awards, or awards paid in cash, may be reissued under the Long-Term Incentive Plan. The shares to be issued under the Long-Term Incentive Plan may consist of authorized but unissued shares, shares issued and reacquired by us or shares purchased in the open market.

     Federal Tax Considerations. We expect that awards made under the Long-Term Incentive Plan will be fully deductible for federal income tax purposes. In this connection, because we have become subject to Section 162(m) of the Internal Revenue Code, which limits the deductions for awards to certain covered participants, performance-based compensation that can be provided to any covered participant in any year will be limited to stock options for up to 100,000 shares. No other types of awards may be made under the Long-Term Incentive Plan to covered participants. As required by Section 162(m), the Long-Term Incentive Plan is being submitted to the annual meeting for reapproval by the stockholders. It is important to note that, other than increasing the maximum number of shares, the principal terms of the Plan will remain unchanged. The reapproval is being requested to comply with the Internal Revenue Code.

     Outstanding Options. As of March 31, 2000, options covering an aggregate of 1,121,382 shares of common stock had been granted under the Long-Term Incentive Plan at exercise prices ranging from $2.80 to $33.25. Each of these options has a term of ten years and may be exercised at any time during its term. The exercise price may be paid in cash or shares of common stock already held by the exercising participant, or a combination of cash and shares. Each option vests over a four-year period, with twenty-five percent vesting after one year from the grant date and one-sixteenth of the total amount vesting in each subsequent calendar quarter. The unvested portion of any exercised options are subject to our repurchase right upon termination of employment.

     Amendment or Termination. The Long-Term Incentive Plan may be amended, modified, suspended or terminated by the board of directors at any time. No amendment is effective prior to approval of the stockholders to the extent that approval is necessary to comply with any legal requirement. If not earlier terminated, the Long-Term Incentive Plan will terminate on December 31, 2006.

     Stock Options.  The Long-Term Incentive Plan authorizes:

     . the grant of options to purchase common stock intended to qualify as incentive stock options under Section 422(b) of the Internal Revenue Code of 1986, or incentive options; and

     .    the grant of options that do not so qualify, or nonqualified options.

The number of shares and other terms of each grant are determined by the compensation committee. The exercise price of incentive options granted under the Long-Term Incentive Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of incentive options granted to an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must equal at least 110% of the fair market value of the common stock on the grant date. The exercise price of non-qualified options granted under the Long-Term Incentive Plan must not be less than 50% of the fair market value of the common stock on the grant date. Incentive options may be granted under the Long-Term Incentive Plan to employees, including officers and directors who are also employees. Non-qualified options may be granted under the Long-Term Incentive Plan to employees, officers, consultants and directors, whether or not they are our employees. The exercise price for options granted under the Long-Term Incentive Plan may be paid in cash or with shares of common stock. Options granted under the Long-Term Incentive Plan may remain outstanding for no more than ten years.

     Stock Appreciation Rights. Stock appreciation rights, or SARs, entitle the participant to receive, upon exercise of the SAR, cash or, at the election of the administrator, shares of common stock or a combination thereof, in an amount equal to the difference between the SAR exercise price and the fair market value of the shares of common stock subject to the SAR. SARs may be granted to participants under the Long-Term Incentive Plan on a freestanding basis or in tandem with a stock option. The exercise price of SARs will not be less than 100% of the fair market value of the common stock on the date of grant. SARs granted under the Long-Term Incentive Plan will not be exercisable until at least six months following the date of grant and no later than ten years thereafter. Incentive options and SARs may not be transferred other than by will or the laws of descent and distribution.

     Stock and Stock Unit Awards. The Long-Term Incentive Plan also provides for the granting of restricted stock, restricted stock units, performance shares and performance stock units, bonus stock and other stock-based awards. The number of shares or units and all terms and conditions, including the restriction period, performance criteria and other restrictions and conditions applicable to each stock-based award, are determined by the compensation committee. During the restriction period, participants may exercise full voting rights, and are entitled to receive all dividends and other distributions paid, with respect to restricted stock they have been granted, provided that stock dividends, if any, remain subject to the same restrictions as the underlying stock. Payment to the participant may be in shares of common stock or cash, or a combination thereof, and in a lump sum or installments, all as determined by the compensation committee. Shares of common stock may also be awarded to participants under the Long-Term Incentive Plan as a bonus. These shares may be granted with or without restrictions. Shares awarded subject to performance criteria or other restrictions which are not satisfied, are forfeited and must be returned to us. In addition to the foregoing types of awards, the Long-Term Incentive Plan permits the compensation committee to grant any other stock-based award as the administrator may determine. These stock-based awards may be in the form of common stock or other securities, the value of which is based, in whole or in part, on the value of common stock on the award date.

     Acceleration of Vesting Upon Change in Control. In the event of a change in control of our Company, all outstanding stock options and SARs would immediately become fully vested, and all restrictions and performance criteria relating to all outstanding awards would be deemed to have been fully satisfied, unless the transaction or event constituting the change in control was approved in advance by a majority of the board of directors. Under the terms of the Long-Term Incentive Plan, a change in control occurs if:

     . any person becomes the beneficial owner of 20% or more of our voting securities;

     . we are involved in a merger, acquisition or similar transaction pursuant to which our directors immediately before the transaction cease to constitute a majority of our directors after the transaction; or

     . we are involved in a transaction pursuant to which we are not the surviving corporation, our common stock is exchanged for, or converted into, securities of another entity, we become a subsidiary of another entity, or 50% or more of our aggregate assets or earning power are sold to another entity.

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
             "FOR" THE AMENDMENT TO AND REAPPROVAL OF OUR LONG-TERM
                          INCENTIVE COMPENSATION PLAN.

EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     The following table sets forth the total compensation earned during the three most recent fiscal years by our chief executive officer and four other executive officers whose bonus and salary exceeded $100,000. We refer to these individuals collectively as the Named Executive Officers.

                           Summary Compensation Table
                           --------------------------

                                                                                                Long-Term
                                                                                              Compensation
                                                           Annual Compensation                   Awards
                                       ---------------------------------------------------------------------
   Name and Principal                                                       Other Annual       Securities       All Other
        Position              Year       Salary ($)        Bonus ($)      Compensation ($)    Underlying (#)  Compensation ($)
------------------------------------------------------------------------------------------------------------------------------------
Craig S. Tysdal, President    2000         200,000           2,817             -----            -----              -----
 and Chief Executive Officer
                              1999         189,583           1,746             -----          200,000              -----

                              1998         175,000           6,719             -----            -----              -----
                             -------------------------------------------------------------------------------------------------------
Robert J. Pojman, Vice        2000         175,000          10,650             -----           20,000              -----
 President - Operations
                              1999         153,029           1,746             -----           50,000              -----

                              1998         150,000           5,399             65,927           -----              -----
                             -------------------------------------------------------------------------------------------------------
Christopher D. Buffum, Vice   2000         150,000          63,075             -----           20,000              -----
 President - Sales
                              1999         150,000          70,896             -----            -----              -----
                             -------------------------------------------------------------------------------------------------------
Kenneth C. Kieley, Vice       2000         146,250           4,617             -----            -----              1,247
 President - Finance, Chief
 Financial Officer and        1999         133,333           1,070             -----           50,000              1,247
 Secretary
                              1998         115,000          23,169             -----            -----              1,247
                             -------------------------------------------------------------------------------------------------------
Harry S. Budow, Vice          2000         143,981          75,549             -----          100,000              -----
  President - Marketing      -------------------------------------------------------------------------------------------------------


     Of the $63,075 reflected as a bonus for Mr. Buffum during fiscal year 2000, $60,587 consisted of sales commissions and $2,488 consisted of his award under our bonus program.

     The amount included as other compensation paid to Mr. Kieley in fiscal year 2000 represents a reimbursement for long-term disability insurance premiums.

     Mr. Budow accepted the position of our vice president - marketing commencing in July 1999 with an initial base salary of $200,000 per year. Of the $75,549 reflected as a bonus for Mr. Budow during fiscal year 2000, $74,608 consisted of reimbursement for relocation expenses and $941 consisted of his award under our bonus program.

     Long Term Compensation Awards. Amounts reported as Long-Term Compensation in the Summary Compensation Table are attributable to the named officer's participation in the Long-Term Incentive Plan and the Company's 1988 Stock Option Plan. The Long-Term Incentive Plan is a comprehensive stock-based incentive compensation plan providing for discretionary grants of common stock-based awards, including incentive stock options and nonqualified stock options. A summary of the proposed amendment and reapproval, and the material terms of the Long-Term Incentive Plan are contained on pages 6 through 8 of this proxy statement.

     401(k) Retirement Plan. In 1988, we established a 401(k) defined contribution retirement plan, or Retirement Plan, covering all employees who are at least 21 years of age and meet certain service requirements. In 1997, the Retirement Plan was amended to eliminate any service eligibility requirement so that employees who otherwise met the eligibility criteria could commence participation upon being hired by us. The Retirement Plan provides for voluntary, pre-tax employee contributions in amounts determined by the employees, subject to a maximum limit allowed by Internal Revenue Service guidelines. For 2000, this limit is $10,500. We may contribute certain amounts to the accounts of Retirement Plan participants as determined in the discretion the board of directors. To date, the Company has not made any contribution to the Retirement Plan, and we do not anticipate making any contribution to the Retirement Plan in the foreseeable future. We may amend or terminate the Retirement Plan at any time.

     Bonus Plan. In July 1998, we adopted a bonus plan pursuant to which selected employees are eligible to receive cash bonuses on a quarterly basis beginning with the quarter ended September 30, 1998 if, during such quarter, we meet certain financial performance objectives established from time to time by us. We may amend or terminate the bonus plan at any time.

     Option Grants. The following table provides certain summary information concerning the shares of common stock represented by stock options granted to each of the Named Executive Officers during our 2000 fiscal year.

                       Option Grants in Last Fiscal Year

                                                           Individual Grants
                             --------------------------------------------------------------------------
                                        Number of                                                      Potential realizable value at
                                       Securities   Percentage of Total                                assumed annual rates of stock
                                       Underlying   Options Granted to                                 price appreciation for option
                                         Option     Employees in Fiscal    Exercise                                term
                                       Granted (#)         Year          Price ($/sh)   Expiration Date     5% ($)          10% ($)
                             -------------------------------------------------------------------------------------------------------
Craig S. Tysdal                             --             --                    --               --            --              --
Robert J. Pojman                        20,000              3%                19.13       10/21/2009       240,552         609,606
Christopher J. Buffum                   20,000              3%                19.13       10/21/2009       240,552         609,606
Kenneth C. Kieley                           --             --                    --               --            --              --
Harry S. Budow                         100,000             15%                 9.00       06/21/2009       566,005       1,434,368

     All options were granted at their fair market value on the date of grant and may be exercised at any time during the term of the option. Each option vests over a four-year period with one-fourth of the total amount vesting one year from the date of grant and one-sixteenth of the total amount vesting in each calendar quarter remaining. The unvested portion of any previously exercised option is subject to our repurchase right upon termination of the executive's employment.

     Under the terms of our Long-Term Incentive Plan, the board of directors retains discretion, subject to certain limitations provided for in the plan, to modify the terms of outstanding options. All options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment. The exercise price for all options may be paid in cash or shares of our common stock or a combination for cash and shares.

                       Fiscal 2000 Year-End Option Values

                                                                    Number of Securities                  Value of Unexercised
                                                                        Underlying                            In-the-Money
                                                                    Unexercised Options                   Options at March 31,
                                                                    at March 31, 2000 (#)                       2000 ($)
                                                              -------------------------------       --------------------------------
                               Shares
                             Acquired on      Value
        Name                 Exercise (#)   Realized ($)      Exercisable       Unexercisable       Exercisable    Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
Craig S. Tysdal                240,000       8,475,750          421,877            128,123          12,762,916      3,269,584
Robert C. Pojman                10,000         417,750           98,752             81,248           2,966,565      1,940,385
Christopher J. Buffum               --              --           60,000             80,000           1,767,000      2,029,500
Kenneth C. Kieley                6,000          89,300          245,750             33,750           7,628,263        848,813
Harry S. Budow                      --              --               --            100,000               -0-        2,325,000

     Under our plan, the options granted are exercisable at any time, but the unvested portion of any exercised options are subject to our repurchase right upon termination of employment. For purposes of this table, those options still subject to repurchase rights are identified as unexercisable.

     The potential realizable values and the values of unexercised in-the-money options in the tables have been calculated by determining the difference between the fair market value of the common stock as of March 31, 2000, of $32.25 per share, and the per share exercise prices of the options.

COMPENSATION COMMITTEE REPORT
--------------------------------------------------------------------------------

     The compensation committee of the Board reviews and establishes the executive officer compensation and administers the incentive compensation and stock option plans for all employees. The compensation committee consists entirely of directors who are not employees of the Company. The compensation committee directed the preparation of this report and approved it for submission to the stockholders in this proxy statement.

     Compensation Philosophies. The compensation committee believes that executive compensation should be based upon the performance of the Company and its officers generally and should be in line with the Company's business objectives. The Company's aim is to attract, retain and reward executive officers and other key employees who contribute to the success of the Company and to motivate those individuals to achieve both long-term and short-term objectives. In keeping with this philosophy, the compensation committee adopted an overall compensation program comprised of base salary, bonus and stock option awards designed to achieve an appropriate and competitive balance between salary and performance-based incentives. In establishing compensation packages, the compensation committee considers the salaries and bonus programs paid by competitors in its industry, as well as general economic conditions.

     Base Salary. Each executive officer's base salary is reviewed on an annual basis and reflects individual and corporate performance, as well as level of responsibility.

     Bonus. In July 1998, the Company adopted a bonus plan pursuant to which all employees, including the executive officers, are eligible to receive cash bonuses on a quarterly basis if, during such quarter, the Company meets certain financial performance objectives which we establish from time to time.

     Long-Term Incentives. Under the Company's Long-Term Incentive Plan, employees, including executive officers, are eligible to receive a variety of discretionary awards, including incentive stock options, nonqualified stock options and other stock-based awards. Through option grants and other stock awards, executives receive significant equity incentives and are encouraged to build stockholder value. It is anticipated that performance-based incentive awards will continue to comprise a significant portion of executives' total compensation.

     In granting stock options to executive officers and all employees under the Company's Long-Term Incentive Plan, the timing of the grants and the size and allocation of the overall option pools are determined by the compensation committee upon consideration of market conditions, as well as individual and company performance and the current equity position of the employee. During the 2000 fiscal year, options were granted to three of our officers, Messrs. Buffum, Cheng and Pojman, covering 20,000, 40,000 and 20,000, respectively. In connection with Mr. Budow's acceptance of employment in July 1999, Mr. Budow was granted an option covering 100,000 shares. No other executive officer of the Company was granted a stock option during the 2000 fiscal year.

     Certain Tax Considerations. Section 162(m) of the Internal Revenue Code, or Code limits the deductibility of compensation which a publicly traded corporation provides to its most highly compensated officers. Compensation above $1 million may be deducted if it is "qualified performance-based compensation," as defined in the Code. As a general policy, the Company does not intend to provide compensation which is not deductible for federal income tax purposes.

     Compensation of Chief Executive Officer. In September 1998, the compensation committee increased Mr. Tysdal's salary as President and Chief Executive Officer to an annual rate of $200,000 for the remainder of the 1999 fiscal year and the entire 2000 fiscal year. This increase represents a difference of $25,000 or approximately 14% over the annual rate of $175,000 received by Mr. Tysdal during the prior fiscal year. Mr. Tysdal also received an annual bonus of $2,817 under the Company's bonus program which provides for an equal award to all employees based on the Company's profits for the 2000 fiscal year, compared to Mr. Tysdal's annual bonus of $1,746 during the 1999 fiscal year. Mr. Tysdal's salary is comparable to the average salary of the chief executive officers of competitors within the Company's industry.

                                      COMPENSATION COMMITTEE


                                      J. Michael Gullard, Chairman
                                      Joel P. Adams
                                      H. Leland Murphy

STOCK PERFORMANCE GRAPH
--------------------------------------------------------------------------------

     The following line graph compares the total stockholder return (stock price growth) of the common stock from September 29, 1999 through March 31, 2000, with the total stockholder return for the same period of a peer group index. The graph assumes an investment of $100 in the common stock and each index on September 29, 1999. The Company notes that the Company's initial public offering occurred on September 29, 1999 and that the initial offering price of $13.00 was used as the beginning price for the Company's stock price on the performance graph.


                              [PERFORMANCE GRAPH]


     The stockholder returns shown are neither determinative nor indicative of future performance.

                         September 29, 1999                   March 31, 2000
                       ---------------------------------------------------------
NetSolve, Incorporated         100.00                             181.69

Nasdaq Computers and           100.00                             165.93
Data Processing Index

Nasdaq US Composite            100.00                             165.69
Index

OTHER BUSINESS
--------------------------------------------------------------------------------

     Other than as stated herein, the board of directors does not intend to bring any business before the annual meeting and it has not been informed of any matters that may be presented to the annual meeting by others. However, if any other matters properly come before the annual meeting, it is the intent of the board of directors that the persons named in the proxy will vote pursuant to the proxy in accordance with their judgment in such matters.

     Auditors. The Board has selected Ernst & Young LLP, Independent Auditors, as independent auditors for the Company for the fiscal year ending March 31, 2001. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Voting Upon Matters Unknown to Company at the Time the 2001 Proxy Statement is Mailed. The rules of the Securities and Exchange Commission allow the Company to use discretionary voting authority to vote on any matter coming before the 2001 annual meeting of stockholders that is not included in the proxy statement for that meeting if the Company did not have notice of the matter by April 4, 2001.

     Stockholder Proposals for 2001 Annual Meeting of Stockholders. If you wish to present a proposal for consideration at the Company's 2001 annual meeting of stockholders and to be included in the Company's proxy statement and form of proxy for such annual meeting, you may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, your proposal must be received by the Company's Corporate Secretary no later than January 31, 2001.

                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         Kenneth C. Kieley,
                                         Vice President-Finance, Chief
                                         Financial Officer and Secretary


Austin, Texas
May 30, 2000

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                            NETSOLVE, INCORPORATED


                                 July 11, 2000






                                         Please Detach and Mail in the Envelope Provided

A [ X ] Please mark your
        votes as in this
        example.

           FOR all nominees           WITHHOLD
          listed to the right       AUTHORITY to
         (except as marked to   vote for all nominees
            the contrary)          listed at right
                                                                                                              FOR   AGAINST  ABSTAIN
1. ELECTION                                     Nominees: J. Michael Gullard    2.  PROPOSAL TO AMEND AND    [   ]   [   ]    [   ]
   OF          [   ]                   [   ]                                        REAPPROVE THE COMPANY'S
   DIRECTORS                                              Craig S. Tysdal           LONG-TERM INCENTIVE
                                                                                    COMPENSATION PLAN
                                                          Joel P. Adams

INSTRUCTION:  To withhold authority to vote               John S. McCarthy
for any individual nominee, write that                                          3.  IN THE DISCRETION OF THE PROXIES ON ANY OTHER
nominee's name on the line below:                         Suzanne C. Narducci       MATTER THAT MAY PROPERLY COME BEFORE THE
                                                                                    MEETING.
-------------------------------------------               Howard D. Wolfe, Jr.
                                                                                The undersigned acknowledges receipt of the Notice
                                                          G. Joseph             of Annual Meeting of Stockholders and Proxy
                                                          Lueckenhoff           Statement dated May 23, 2000.

                                                                                PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE
                                                                                ENCLOSED ENVELOPE.  NO POSTAGE IS REQUIRED IF MAILED
                                                                                IN THE UNITED STATES.



                                                                                                     Dated:                   , 2000
-------------------------------------------------   -------------------------------------------------      -------------------
            SIGNATURE OF STOCKHOLDER                           SIGNATURE OF STOCKHOLDER

Note:  Please date this proxy and sign your name exactly as it appears hereon.  When there is more than one owner, each should sign.
When signing as an attorney, administrator, executor, guardian or trustee please add your title as such.  If executed by a corporation the proxy should be signed by a duly authorized officer.


XXXX
                                                                           PROXY

                            NETSOLVE, INCORPORATED

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Craig S. Tysdal and Kenneth C. Kieley, and each of them severally, as their proxies with full power of substitution and resubstitution for and in the name, place and stead of the undersigned to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, as the meeting to be held on July 11, 2000 or any adjournment(s) thereof.

     THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE LISTED NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2. If more than one of the proxies named shall be present in person or by substitution at the meeting or at any adjournment thereof, the majority of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

                          (Continued on reverse side)